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                                                            Exhibit 10(i)


                          CERTIFICATION

     I, T. Alan Peschka, Secretary of Commerce Bancshares, Inc., do hereby certify that the following resolution was adopted by the Board of Commerce Bancshares, Inc. at a Directors meeting duly held on August 4, 1995.

          WHEREAS, Commerce Bancshares, Inc. (the "Company") has determined that section 40 l(a)( 17) of the Internal Revenue Code, as amended by the Omnibus Budget Reconciliation Act of 1993, limits the amount of retirement income payable under the Commerce Bancshares, Inc. Restated Retirement Plan to certain executives of the Company; and

          WHEREAS, it is the intent of the Company to replace the retirement income lost to such executives by reason of such amendment to the Internal Revenue Code;

          NOW, THEREFORE, BE IT RESOLVED, effective as of January 1, 1995, the Company hereby adopts and establishes an unfunded nonqualified retirement plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, to be known as the Commerce Executive Retirement Plan. the terms of which are set out in the attachment hereto.


                    EXECUTIVE RETIREMENT PLAN


I.   Definitions

     Except as specifically provided herein, all terms used in this Plan shall have the definitions assigned to them under the Commerce Bancshares, Inc. Restated Retirement Plan ("Commerce Retirement Plan") as in effect on January l, 1995 and as amended from time to time.

     "OBRA Compensation Limit" shall mean the annual limitation on compensation under Code section 401(a)(17), effective for Plan Years beginning after 1993, as adjusted for increases in the cost of living.

     "Participant" shall mean an Employee who is a participant in the Commerce Retirement Plan, who is an executive of an Employer and who is designated as a Participant in this Plan by the Chief Executive Officer of the Company. The Chief

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     Executive Officer may be designated as a Participant by the
     Board of Directors or the Compensation Committee of the Board of Directors. Participants are listed on Appendix A.

     "Plan" shall mean the "Commerce Executive Retirement Plan" set out herein, effective January 1, 1995 and as amended from time to time.

     "TRA Compensation Limit" shall mean the annual limitation on compensation under Code section 401 (a)( 17), adjusted for increases in the cost of living, as if the Omnibus Budget Reconciliation Act of 1993 had not been enacted. The Retirement Committee shall determine the adjustments for increases in the cost of living for years beginning after 1995 in accordance with the methods used by the Secretary of the Treasury for determining such increases prior to 1994; provided that the adjustment for years beginning after 1995 shall be determined by the Retirement Committee using the Consumer Price Index for the 12-month period ending on October 31 of the preceding Plan Year.

     "Total Earnings" shall mean "Earnings" as defined in Section 1.1(k) of the Commerce Retirement Plan, but determined by applying the IRA Compensation Limit rather than the OBRA Compensation Limit for Plan Years beginning after 1993, and determined without regard to any election by the Participant to defer all or part of his bonus or other compensation payable in a Plan Year beginning after 1994 under a nonqualified deferred compensation plan maintained by an Employer.

II.  Benefits

     A. Retirement Benefits: If the Participant terminates employment with an Employer on or after his completion of five Years of Service, he shall be entitled to a monthly retirement benefit in the form of an annuity payable for the Participant's lifetime, commencing as of his actual retirement date or his Normal Retirement Date, whichever is later. The amount of the benefit shall be equal to I minus 2, where:

          1. Is the monthly benefit that would be payable to the Participant in the form of a single life annuity commencing at the later of his actual retirement date or his Normal Retirement Date under Section 4.0 of the Commerce Retirement Plan, but calculated as follows:

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               (a)  using the Participant's Total Earnings, as
                    defined in Part I above, instead of
                    "Earnings" as defined in Section 1.1(k) of the Commerce Retirement Plan; and

               (b)  without regard to the last sentence of
                    Section 4.0(a)(i) of the Commerce Retirement
                    Plan or the last sentence of Section
                    4.0(a)(ii)(A) of the Commerce Retirement
                    Plan.

          2. Is the monthly benefit actually payable to the Participant in the form of a single life annuity commencing at the later of his actual retirement date or Normal Retirement Date under Section 4.0 of the Commerce Retirement Plan.

               If payment of the benefit determined under this
               Section is made in a form of annuity other than an annuity for the Participant's lifetime, the monthly benefit payable under this Plan shall be determined using the Actuarial Equivalent factors specified in Section 1.1(b) of the Commerce Retirement Plan. If payment begins prior to the Participant's Normal Retirement Date, the benefit shall be reduced for early payment as provided under Section 4.3, 4.4, or 4.8(a)(ii), as applicable, of the Commerce Retirement Plan.

     B.   Time and Form of Payment of Retirement Benefits:

          1 . Payment under this Plan shall begin on the first anniversary of the date payment begins under the Commerce Retirement Plan.

          2. Payment under this Plan shall be made in the same form of payment the Participant is receiving under the Commerce Retirement Plan.

               (a) If payment under this Plan is to be made in the form of a monthly benefit, the benefit under this Plan shall be calculated as if payment had begun at the time payment began under the Commerce Retirement Plan. On the date payment begins under this Plan, the Participant shall receive a single sum cash distribution equal to the sum of the twelve monthly payments that would have been paid under this Plan had payment begun at the same

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                    time payment began under the Commerce
                    Retirement Plan, plus the monthly payment due under this Plan on the date payment begins.
                    Thereafter, payments under this Plan shall be made monthly.

               (b) If payment under this Plan is to be made under the single sum cash distribution option described in Section 4.5(a)(ii)(C) of the Commerce Retirement Plan, the retirement benefit under this Plan shall be the Actuarial Value of the retirement benefit under this Plan determined as of the date payment is made under this Plan.

     C. Pre-retirement Death Benefits: If a pre-retirement death benefit is payable under Section.7 of the Commerce Retirement Plan with respect to the Participant, a pre-retirement death benefit shall also be payable under this Plan. The pre-retirement death benefit payable under this Plan shall be equal to 1 minus 2, where:

          l. Is the monthly pre-retirement death benefit that would be payable to the Participant's Beneficiary under Section 4.7 of the Commerce Retirement Plan if the Participant's monthly retirement benefit had been calculated under Section A 1 of Part II of this Plan as of the date of the Participant's death or, if earlier, his termination of employment; and

          2. Is the monthly pre-retirement death benefit actually payable to the Participant's Beneficiary under Section 4.7 of the Commerce Retirement Plan.

          If payment of the pre-retirement death benefit determined under this Section prior to the Participant's Normal Retirement Date, the benefit shall be reduced for early payment as provided under Section
          4.3, 4.4, or 4.8(a)(iv), as applicable, of the Commerce
          Retirement Plan

          If the Participant dies before payment of his retirement benefit begins under this Plan and if no Beneficiary survives him, the pre-retirement death benefit, if any, payable under this Section shall be paid to the Participant's estate in a single sum cash distribution. Payment shall be made within a reasonable

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          period of time following the Participant's death. The
          amount of such distribution shall be equal to 45% of the Actuarial Value of the monthly benefit payable at the Participant's Normal Retirement Date under this Plan as determined under Section A of Part II.

          If the Participant's Beneficiary survives him but dies before the date payment of the retirement the benefit begins, no pre-retirement death benefit will be payable under this Plan .

     D.   Time and Form of Payment of Pre-Retirement Death
          Benefits

          l. Payment under this Plan shall begin on the first anniversary of the date payment begins under the Commerce Retirement Plan.

          2. Payment under this Plan shall be made in the same form of payment the Beneficiary is receiving under the Commerce Retirement Plan.

               (a) If payment under this Plan is to be made in the form of a monthly benefit, the benefit under this Plan shall be calculated as if payment had begun at the time payment began under the Commerce Retirement Plan. On the date payment begins under this Plan, the Beneficiary shall receive a single sum cash distribution equal to the sum of the twelve monthly payments that would have been paid under this Plan had payment begun at the same time payment began under the Commerce Retirement Plan, plus the monthly payment due under this Plan on the date payment begins. Thereafter, payments shall be made monthly.

               (b) If payment under this Plan is to be made under the single sum cash distribution option described in Section 4.8(a)(iv) of the Commerce Retirement Plan, the pre-retirement death benefit under this Plan shall be the Actuarial Value of the pre-retirement death benefit under this Plan determined as of the date payment is made under this Plan.

     E. Vesting: Forfeiture: Except as otherwise provided herein, benefits are 100% vested and nonforfeitable upon Participant's completion of five Years of Service.

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          Notwithstanding any provision of this Plan to the
          contrary, a Participant, his surviving spouse, and his beneficiaries shall forfeit all rights to any benefits not yet paid under this Plan in the event that the Retirement Committee, in its discretion, determines that:

          l . The Participant, without the prior written consent of the Company, is in violation of the terms of any non-compete agreement in effect between the Participant and the Employer; or

          2. The Participant is discharged from an Employer for dishonesty or for violating the Company's written code of ethics, if any; or

          3. The Participant is found, by his own written admission or by a final court determination, to have committed an illegal act classified as a felony under applicable law. Payment of benefits otherwise due with respect to the Participant under this Plan shall be suspended during any period while felony charges against the Participant are pending.

     F. Termination of Participation: The Chief Executive Officer of the Company may terminate a Participant's eligibility to participate in this Plan at any time. The Participant shall be notified in writing of such termination of eligibility and his name shall be removed from Appendix A. A Participant whose eligibility is terminated by the Chief Executive Officer shall accrue no additional benefits under this Plan after the date his eligibility ends, but, except as otherwise provided in Section E of this Part II, such Participant shall retain his rights to all benefits earned under this Plan as of the date his eligibility ends.

III.      General Provisions

     A. Unsecured Right The right of the Participant, his spouse, his Beneficiary, his estate, or any other claimant to receive any amount under this Plan shall be an unsecured claim against the general assets of the Company. No Participant, spouse, Beneficiary, estate, or other claimant shall have any rights in or against any specific assets of the Company. The Participant's benefits under this Plan may not in any way be

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          encumbered or assigned by the Participant or any other
          person.

     B. Amendment: Termination: This Plan may be amended or terminated at any time by resolution of the Board of Directors of the Company. However, no amendment shall divest the Participant of any benefit which has accrued under this Plan at the time of the amendment, or of any rights to which the Participant would have been entitled had the Plan terminated on the date of the amendment. However, no further benefits shall accrue hereunder after the Plan is terminated.

     C. Administration: The Retirement Committee appointed under Section 7.1 of the Commerce Retirement Plan shall administer this Plan. The Retirement Committee shall have the same powers, rights, discretion and authority with respect to this Plan granted to it with respect to the Commerce Retirement Plan under Article VII thereof. In addition, the Retirement Committee shall have the sole and absolute right, power and discretion to construe and interpret the provisions of this Plan, to decide all questions of eligibility to participate in the Plan, to determine the amount, manner and time of payment of any benefits to any Participant or Beneficiary; to determine the right of any person to a benefit, and to resolve all questions arising in the administration, interpretation and application of the Plan, including resolving any ambiguities from such administration, interpretation and application of the plan.

     D.   Claims: The provisions of Section 10.6 of the Commerce
          Retirement Plan are incorporated herein by this reference.

     E. Governing Law: Any questions arising under the Plan shall be determined under the laws of the state of Missouri.

     F. No Right to Retention: Nothing in this Plan shall give the Participant right to be retained in the employment of an Employer or affect the right of an Employer to dismiss the Participant.

     IN WITNESS WHEREOF, I have hereunto affixed my name as Secretary and have caused the corporate seal to be affixed hereto this 30th day of November, 1995.

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(SEAL)                                  /s/T. Alan Peschka
                                             Secretary